CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The American Funds Tax-Exempt Series II - The Tax-Exempt Fund of California:

We consent to (a) the use in this Post-Effective Amendment 27 to Registration Statement No. 33-6180 on Form N-1A of our report dated October 7, 2005 appearing in the Financial Statements which are included in Part B, the Statements of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



DELOITTE & TOUCHE LLP
Costa Mesa, California
October 26, 2005